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                                                                      Exhibit 11

                STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE



--------------------------------------------------------------------------------
                                                         Year Ended December 31,
(in thousands)                                              1996         1995
--------------------------------------------------------------------------------
Net Income (loss)                                         $ 2,413      ($11,619)

Average shares of common stock outstanding
  during the period                                         8,268         7,382

Incremental shares from assumed exercise of
 stock options, stock warrants & employee stock
 purchase plan (primary)                                      302             2

Total shares used to calculate PEPS*                        8,507         7,382

                                                           ------      --------
Primary earnings per share                                 $ 0.28        ($1.57)
                                                           ======      ========

Net Income (loss)                                          $2,413      ($11,619)
Interest on Convertible Debt (net of taxes)                   710             0
Amortization of OID (net of taxes)                            118             0
Amortization of deferred debt expense (net of taxes)          456             0
                                                           ------      --------
Adjusted Net Income                                        $3,697      ($11,619)
                                                           ======      ========

Average shares of common stock outstanding
  during the period                                         8,268         7,382
Incremental shares from assumed exercise of stock
  options, stock warrants & employee stock
  purchase plan (fully diluted)                               519             0
Dilution from Convertible Debt                              2,613             0

Total shares used to calculate FDEPS*                      11,400         7,382

                                                           ------         -----
Fully diluted earnings per share                            $0.32        ($1.57)
                                                           ======        ======


* Per APB 15, when a net loss is reported, exercise or conversion is not to be assumed.





                                      -35-

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